Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 4.5

U.S. SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as it may be amended or modified from time to time, the “Security Agreement”) is entered into as of September 30, 2011, by and between Levi Strauss & Co., a Delaware corporation (the “U.S. Borrower”) and Levi’s Only Stores, Inc., a Delaware corporation, Levi Strauss International, Inc., a Delaware corporation, LVC, LLC, a Delaware limited liability company, Levi’s Only Stores Georgetown, LLC, a Delaware limited liability company, Levi Strauss, U.S.A., LLC, a Delaware limited liability company, Levi Strauss-Argentina, LLC, a Delaware limited liability company and Levi Strauss International, a California corporation (each a “Grantor,” and together with the U.S. Borrower and any Domestic Subsidiary that executes a U.S. Joinder Agreement following the date hereof, the “Grantors”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below.

PRELIMINARY STATEMENT

The Grantors, the Administrative Agent, the other Loan Parties and the Lenders are entering into a Credit Agreement dated as of September 30, 2011 (as it may be amended or modified from time to time, the “Credit Agreement”). Each Grantor is entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the U.S. Borrower and Levi Strauss & Co. (Canada) Inc., an Ontario corporation under the Credit Agreement and to secure the Secured Obligations.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Lender Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Credit Agreement. All initially capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the first paragraph hereof and in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Amendment” shall have the meaning set forth in Section 4.4.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, copyrightable works and rights in designs, including without any limitation copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (d) the right to sue for past, present, and future infringements of any of the foregoing.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by such Loan Party with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” means an event described in Section 5.1.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to the U.S. Levi’s Patents, U.S. Levi’s Trademarks and U.S. Levi’s Copyrights or otherwise related to or used in conjunction with the Levi’s brand product lines, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions, discoveries and improvements described and claimed therein; (c) all reissues, reexaminations, divisions, continuations, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; and (e) all rights to sue for past, present, and future infringements thereof.

“Perfection Certificate” shall mean that certain perfection certificate dated September 30, 2011, executed and delivered by each Grantor to the Administrative Agent, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Grantor to the Administrative Agent contemporaneously with the execution and delivery of each Amendment executed in accordance with Section 4.4 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Pledged Collateral” means all Pledged Debt and other Instruments and Investment Property of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Pledged Debt” means all indebtedness from time to time owed to any Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, or by any obligor of which such Grantor is a direct or indirect Subsidiary, including the indebtedness set forth in Schedule 10 to the Perfection Certificate, as Schedule 10 to the Perfection Certificate may be updated upon the execution of an Amendment to this Agreement by an additional Grantor, and issued by the obligors named therein, and the instruments evidencing such indebtedness.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, and (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lender Parties holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles, domain names, including all registrations and applications for registration thereof, together with the goodwill of the business symbolized by the foregoing (“Goodwill”); (b) all licenses or other rights to use any of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilution or violation thereof or unfair competition with respect thereto; and (e) all rights to sue for past, present, and future infringements, dilution, violations or unfair competition with respect to any of the foregoing, including the right to settle suits involving claims and demands for royalties owing.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.

“U.S. Levi’s Copyrights” means all Copyrights associated with or used or held for use in conjunction with the U.S. Levi’s Trademarks and registered with the United States Copyright Office, including without limitation, the Copyrights set forth on Schedule 11(b) to the Perfection Certificate.

“U.S. Levi’s Patents” means all Patents and applications for Patents associated with or used or held for use in conjunction with the U.S. Levi’s Trademarks and registered with the United States Patent and Trademark Office, including without limitation, the Patents and applications for Patents set forth on Schedule 11(c) to the Perfection Certificate.

“U.S. Levi’s Trademarks” means the name “Levi’s”, all associated logos and designs and all other Trademarks, in each case, associated with the Levi’s brand product lines in the United States and registered with the United States Patent and Trademark Office, including without limitation, the U.S. trademark registrations and applications set forth on Schedule 11(a) to the Perfection Certificate.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.4. Perfection Certificate. The Grantors, the Administrative Agent and each Lender Party agree that the Perfection Certificate and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Administrative Agent, for the benefit of the Lender Parties, a security interest in all of its right, title and interest in, to and under the personal property and other assets described in this Article II, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)

the U.S. Levi’s Patents, U.S. Levi’s Trademarks, U.S. Levi’s Copyrights and Licenses (and all proceeds therefrom), including without limitation all U.S. Levi’s Copyrights used in conjunction with selling, advertising and/or marketing any goods or materials bearing the U.S. Levi’s Trademarks;

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(iv)	all Documents;

(v)	all General Intangibles;

(vi)	all Goods;

(vii)	all Pledged Debt;

(viii)	all Instruments;

(ix)	all Inventory;

(x)	all Investment Property;

(xi)	all cash or cash equivalents;

(xii)	all Deposit Accounts with any bank or other financial institution;

(xiii)	all Commercial Tort Claims relating to any of the foregoing; and

(xiv)

all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in any of such Grantor’s rights or interests in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Notwithstanding anything herein to the contrary, neither the U.S. Borrower nor any other Grantor shall be deemed to have granted a security interest in (i) any Equity Interests of any Subsidiary, (ii) any Pledged Debt of or issued by any Subsidiary or (iii) any Equipment.

The security interest granted herein shall not apply to any U.S. intent-to-use trademark application included in the U.S. Levi’s Trademarks to the extent that such grant may impair the validity or enforceability of such U.S. intent-to-use trademark application; provided, however, if a statement of use or an affidavit of use is filed and accepted by the U.S. Patent and Trademark Office with respect to such U.S. intent-to-use trademark application, the grant of the security interest hereunder shall automatically and immediately apply to such U.S. intent-to-use trademark application without the need of any further action by the parties.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Lender Parties that:

3.1. Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in the Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Annex A hereto, the Administrative Agent will have a fully perfected first priority security interest in that Collateral of the Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Schedule 1(a) to the Perfection Certificate.

3.3. Principal Location. Such Grantor’s mailing address, which shall be its address for notices and other communications provided for herein and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Schedule 2 to the Perfection Certificate; such Grantor has no other places of business except those set forth in Schedule 2 to the Perfection Certificate.

3.4. Collateral Locations. All of such Grantor’s locations where Collateral consisting of Inventory (other than Inventory in transit, Inventory excluded from Eligible Inventory as disclosed in the most recent Collateral Report, Inventory located at contractors’ premises or mills in the ordinary course of business, and Inventory in the form of raw materials; provided, that the aggregate amount of all Inventory in the form of raw materials subject to this parenthetical does not exceed $10,000,000) or Fixtures owned by such Grantor is located are listed on Schedule 2 to the Perfection Certificate. All of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Schedule 2 to the Perfection Certificate and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Schedule 14 to the Perfection Certificate.

3.5. Deposit Accounts. All of such Grantor’s Deposit Accounts are listed on Schedule 13 to the Perfection Certificate.

3.6. Exact Names. Such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition other than as set forth on Schedule 1(b) to the Perfection Certificate.

3.7. Chattel Paper. Schedule 10 to the Perfection Certificate lists all Chattel Paper of such Grantor that on an individual basis bears a face amount of at least $5,000,000. All action by such Grantor necessary or reasonably requested by the Administrative Agent to protect and perfect the Administrative Agent’s Lien on each item listed on Schedule 10 to the Perfection Certificate (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected first priority security interest in the Collateral listed on Schedule 10 to the Perfection Certificate, subject only to Liens permitted under Section 4.1(e).

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

3.8. Accounts and Chattel Paper.

(a) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time.

(b) With respect to its Accounts, except as specifically disclosed on the most recent Collateral Report, (i) all Accounts are Eligible Accounts; (ii) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business; (iii) there are no setoffs, claims or disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment and disclosed to the Administrative Agent; (iv) to such Grantor’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Collateral Reports with respect thereto; (v) such Grantor has not received any notice of proceedings or actions which are threatened or pending against any Account Debtor which could reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition; and (vi) such Grantor has no knowledge that any Account Debtor has become insolvent or is generally unable to pay its debts as they become due.

(c) In addition, with respect to all of its Accounts, (i) the amounts shown on all invoices, statements and Collateral Reports with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments promptly delivered to a Collateral Deposit Account as required pursuant to Section 7.1; and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

3.9. Inventory. With respect to any of its Inventory scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit, Inventory excluded from Eligible Inventory as disclosed in the most recent Collateral Report, Inventory located at contractors’ premises or mills in the ordinary course of business, and Inventory in the form of raw materials; provided, that the aggregate amount of all Inventory in the form of raw materials subject to this parenthetical does not exceed $10,000,000) is located at one of such Grantor’s locations set forth on Schedule 2 or Schedule 14 to the Perfection Certificate, (b) no Inventory (other than Inventory in transit, Inventory excluded from Eligible Inventory as disclosed in the most recent Collateral Report, Inventory located at contractors’ premises or mills in the ordinary course of business, and Inventory in the form of raw materials; provided, that the aggregate amount of all Inventory in the form of raw materials subject to this parenthetical does not exceed $10,000,000) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) such Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the security interest granted to the Administrative Agent hereunder for the benefit of the Administrative Agent and Lender Parties, and Liens constituting a Permitted Encumbrance pursuant to clause (a), (b), (f), (h) or (i) of the definition thereof and any other Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and the Lender Parties, (d) except as specifically disclosed in the most recent Collateral Report, such Inventory is Eligible Inventory of good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business, and (e) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

3.10. Intellectual Property. Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate set forth a true, correct and complete list of all U.S. Levi’s Patents, U.S. Levi’s Trademarks and U.S. Levi’s Copyrights constituting Collateral. This Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Schedule 11(e) to the Perfection Certificate and this Security Agreement or an appropriate instrument evidencing this Security Agreement with the United States Copyright Office and the United States Patent and Trademark Office, fully perfected first priority security interests in favor of the Administrative Agent on the U.S. Levi’s Patents, U.S. Levi’s Trademarks, U.S. Levi’s Copyrights and Licenses constituting Collateral, such perfected security interests are enforceable as such as against any and all creditors of and successors, assignees, mortgagees and purchasers from such Grantor; and all actions necessary or reasonably requested by the Administrative Agent to protect and perfect the Administrative Agent’s Lien on such Grantor’s U.S. Levi’s Patents, U.S. Levi’s Trademark, U.S. Levi’s Copyrights and Licenses constituting Collateral shall have been duly taken.

3.11. Filing Requirements. None of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for the U.S. Levi’s Patents, U.S. Levi’s Trademarks and the U.S. Levi’s Copyrights and the Licenses held by such Grantor and described in Schedules 11(a), 11(b) or (11)(c) to the Perfection Certificate.

3.12. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements (a) naming the Administrative Agent on behalf of the Lender Parties as the secured party and (b) in respect of other Liens specifically permitted pursuant to Section 6.02 of the Credit Agreement.

3.13. Pledged Collateral.

(a) Schedule 10 to the Perfection Certificate sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor that on an individual basis bears a face amount of at least $5,000,000. Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Schedule 10 to the Perfection Certificate as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Lender Parties hereunder and other Liens specifically permitted pursuant to Section 6.02 of the Credit Agreement. Such Grantor further represents and warrants that, to such Grantor’s knowledge, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b) In addition, to such Grantor’s knowledge, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever exist relating to such Pledged Collateral, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE IV

COVENANTS

From the date of this Security Agreement (except as set forth in Section 4.13), and thereafter until this Security Agreement is terminated, each Grantor agrees that:

4.1. General.

(a) Collateral Records. Such Grantor will maintain complete and accurate books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent, with sufficient copies for each of the Lender Parties, such reports relating to such Collateral as the Administrative Agent shall from time to time reasonably request.

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral by any description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon request. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may specify. Such Grantor also agrees to take any and all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions specifically permitted pursuant to Section 6.05 of the Credit Agreement.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) other Liens specifically permitted pursuant to Section 6.02 of the Credit Agreement.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Administrative Agent on behalf of the Lender Parties as the secured party, and (ii) in respect of other Liens specifically permitted pursuant to Section 6.02 of the Credit Agreement. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g) Locations. Such Grantor will not (i) maintain any Collateral owned by it (other than Inventory in transit, Inventory excluded from Eligible Inventory as disclosed in the most recent Collateral Report, Inventory located at contractors’ premises or mills in the ordinary course of business, and Inventory in the form of raw materials; provided, that the aggregate amount of all Inventory in the form of raw materials subject to this parenthetical does not exceed $10,000,000) at any location other than those locations listed on Schedule 2 or Schedule 14 to the Perfection Certificate, (ii) otherwise change, or add to, such locations without the Administrative Agent’s consent as and to the extent required by the Credit Agreement (and if the Administrative Agent gives such consent, such Grantor will concurrently therewith use commercially reasonable efforts to obtain a Collateral Access Agreement for each such location to the extent required by the Credit Agreement), or (iii) change its principal place of business or chief executive office from the location identified on Schedule 2 to the Perfection Certificate, other than as permitted by the Credit Agreement.

(h) Compliance with Terms. Such Grantor will perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2. Receivables.

(a) Certain Agreements on Receivables. Upon the occurrence of and during the continuance of an Event of Default, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof without the Administrative Agent’s prior written consent, except for discounts, credits, rebates or other reductions made or given in accordance with its present policies and in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in this Security Agreement, such Grantor will use commercially reasonable efforts to collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable in excess of $10,000,000 owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, such Grantor will, on a monthly basis, disclose such fact to the Administrative Agent in writing. Such Grantor shall send the Administrative Agent a copy of each credit memorandum in excess of $10,000,000 on a monthly basis, and such Grantor shall promptly report each such credit memorandum and each of the facts required to be disclosed to the Administrative Agent in accordance with this Section 4.2(c) on the Borrowing Base Certificates submitted by it.

(d) Electronic Chattel Paper. Such Grantor shall take all steps reasonably necessary to grant the Administrative Agent Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

4.3. Inventory.

(a) Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory in saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business.

(b) Returned Inventory. If an Account Debtor has an authorized return and returns any Inventory covered by such return to such Grantor when no Event of Default exists, then such Grantor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. Such Grantor shall deliver a monthly report to the Administrative Agent setting forth all such returns involving an amount in excess of $10,000,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to such Grantor when an Event of Default exists, such Grantor, upon the request of the Administrative Agent, shall: (i) hold the returned Inventory in trust for the Administrative Agent; (ii) dispose of the returned Inventory solely according to the Administrative Agent’s written instructions; and (iii) not issue any credits or allowances with respect thereto in an amount exceeding $500,000 in the aggregate during any Fiscal Month without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory unless such Inventory constitutes Third Party Logistics Goods.

(c) Inventory Count; Perpetual Inventory System. Such Grantor will conduct a physical count of its Inventory at least once per fiscal year, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent reasonably requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent promptly upon request the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Such Grantor will maintain a perpetual inventory reporting system at all times.

4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. Such Grantor will (a) deliver to the Administrative Agent promptly (but in any event within five Business Days) upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral owned by it that on an individual basis bears a face amount of at least $5,000,000 (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and promptly (but in any event within five Business Days) thereafter deliver to the Administrative Agent any such Chattel Paper, Securities and Instruments constituting Collateral owned by it that on an individual basis bears a face amount of at least $5,000,000, (c) promptly upon the Administrative Agent’s request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly (but in any event within five Business Days) deliver to the Administrative Agent) any Document evidencing or constituting Collateral that on an individual basis bears a face amount of at least $5,000,000 and (d) promptly upon the Administrative Agent’s request, deliver to the Administrative Agent a duly executed amendment to this Security Agreement, in the form of Exhibit A hereto (the “Amendment”), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

4.5. Uncertificated Pledged Collateral. Such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any commercially reasonable actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, use commercially reasonable efforts to cause such securities intermediary to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, giving the Administrative Agent Control.

4.6. Pledged Collateral.

(a) Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Secured Parties.

(b) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of materially impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii) Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, upon written notice to such Grantor, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) Such Grantor shall be entitled to collect and receive for its own use, free and clear of the lien of this Security Agreement, all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided, however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement; and

(iv) All Excluded Payments and all other distributions in respect of any Pledged Collateral owned by such Grantor, whenever paid or made, shall be delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be promptly delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(c) Pledged Collateral held by a Securities Intermediary. Within 90 days of the Effective Date (or such later date as the Administrative Agent may reasonably agree, in its sole discretion), such Grantor shall, with respect to all Pledged Collateral listed on Schedule 10 to the Perfection Certificate and held by a securities intermediary, execute and delivery to the Administrative Agent a control agreement in form reasonably satisfactory to the Administrative Agent among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control.

4.7. Intellectual Property.

(a) Such Grantor will use commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any Licenses held by such Grantor and to enforce the security interests granted hereunder.

(b) Such Grantor shall not, without the prior consent of the Administrative Agent, or unless such Grantor in its commercially reasonable judgment decides otherwise, abandon, allow to lapse or otherwise dedicate to the public any application or registration relating to the U.S. Levi’s Trademarks, the U.S. Levi’s Patents or any U.S. Levi’s Copyrights (now or hereafter existing), and shall promptly notify the Administrative Agent of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or any administrative authority) regarding such Grantor’s ownership of the U.S. Levi’s Trademarks, the U.S. Levi’s Patents or any U.S. Levi’s Copyrights, its right to register the same, the validity or enforceability of the same (whether in whole or in part) or to keep and maintain the same; provided, however, that such Grantor may take such actions with respect to the U.S. Levi’s Trademarks, the U.S. Levi’s Patents or any U.S. Levi’s Copyrights or Licenses that will not cause a material reduction in value.

(c) Within 45 days after the end of Grantor’s fiscal quarter during which Grantor acquires rights in any new U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights or Licenses, Grantor shall execute and deliver any and all security agreements as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest in the new U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights and Licenses and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Such Grantor shall take all commercially reasonable actions necessary, or as requested by the Administrative Agent, to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of the U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights and Licenses (now or hereafter existing), including the payment of all fees, filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference, derivation and cancellation proceedings and other proceedings, unless such Grantor determines in its commercially reasonable judgment that such U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights or Licenses are not material to the conduct of such Grantor’s business. Such Grantor shall take all commercially reasonable actions to maintain quality control over the use (including use by its licensees) of the U.S. Levi’s Trademarks in accordance with, but no less than, the quality control standards employed by such Grantor as of the date hereof, and shall use commercially reasonable efforts to police any unauthorized use of or any use that would impair or otherwise damage the goodwill associated with the U.S. Levi’s Trademarks, including unauthorized commercialization, counterfeiting, importation or exportation of goods or other materials bearing the U.S. Levi’s Trademarks.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(e) Such Grantor shall, unless it determines in its commercially reasonable judgment that such U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights or Licenses are not material to the conduct of its business or operations, bring suits, proceedings or other actions for infringement, misappropriation, violation or dilution or unfair competition and to recover any and all damages for such infringement, misappropriation, violation or dilution or unfair competition, and shall take such other actions as the Administrative Agent shall deem appropriate under the circumstances to protect such U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights or Licenses. In the event that such Grantor institutes suit because the U.S. Levi’s Trademarks, U.S. Levi’s Patents or U.S. Levi’s Copyrights, or Licenses is infringed upon, or misappropriated or diluted or breached by a third party or constitutes any unfair competition with respect thereto, such Grantor shall comply with Section 4.8.

4.8. Commercial Tort Claims. Such Grantor shall, on a quarterly basis, notify the Administrative Agent of any commercial tort claim (as defined in the UCC) where the amount of damages claimed is in excess of $10,000,000 relating to any Collateral that is acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall enter into an amendment to this Security Agreement, in the form of Exhibit A hereto, granting to Administrative Agent a first priority security interest in such commercial tort claim.

4.9. [Reserved].

4.10. Federal, State or Municipal Claims. Such Grantor will promptly notify the Administrative Agent of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.11. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12. Insurance.

(a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” such Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall at a minimum comply with the applicable law, including the Flood Disaster Protection Act of 1973, as amended.

(b) All insurance policies required hereunder and under Section 5.09 of the Credit Agreement shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lender Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days’ prior written notice given to the Administrative Agent.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(c) All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies or certificates of insurance evidencing such policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.13. Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to the operator of any warehouse, processor or converter facility or other location (each of which is identified on Exhibit B hereto), where Collateral in excess of $1,000,000 is stored or located at any given time (other than (i) company-owned facilities and (ii) retail stores), which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased as of the Effective Date and thereafter where Collateral in excess of $1,000,000 is stored or located (other than (i) company-owned facilities and (ii) retail stores), if the Administrative Agent has not received a Collateral Access Agreement as of the Effective Date (or, if later as of the date such location is acquired or leased), the Borrower’s Eligible Inventory at that location shall be subject to such Reserves as may be established by the Administrative Agent. After the Effective Date, no real property or warehouse space shall be leased by such Grantor (other than retail stores) and no Inventory shall be shipped to a processor or converter under arrangements established after the Effective Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location or if it has not been obtained, the Borrower’s Eligible Inventory at that location shall be subject to the establishment of Reserves acceptable to the Administrative Agent. Such Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

4.14. Deposit Account Control Agreements. Such Grantor will provide to the Administrative Agent within 60 days of the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a Deposit Account of such Grantor as set forth in this Security Agreement.

4.15. Change of Name or Location. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in this Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change, provided that, any new location shall be in the continental U.S.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1. Events of Default. The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

5.2. Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided, that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lender Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b) The Administrative Agent, on behalf of the Lender Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Lender Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Lender Parties), with respect to such appointment without prior notice or hearing as to such appointment.

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

(e) Notwithstanding the foregoing, neither the Administrative Agent nor the Lender Parties shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at a Grantor’s premises;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(d) at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent and each Lender Party, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby, effective as of the date hereof, (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lender Parties, for use upon the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license and sublicense (exercisable without payment of royalty or other compensation to any Grantor or third party) to use, license or sublicense any intellectual property rights and General Intangibles of similar nature now owned, licensed by or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, the license granted under this Section 5.4 shall not be construed to limit such Grantor’s ability to take reasonable steps, in accordance with its then current business practices, to protect and preserve the Collateral, and (b) irrevocably agrees that the Administrative Agent may (and shall have all rights to) sell, offer of sale, commercialize, advertise and market any of such Grantor’s Inventory to any person through any channel or method of sale, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell, offer for sale, commercialize, advertise and market Inventory which bears any Trademark owned by or licensed to such Grantor and any Copyright owned by or licensed to such Grantor in conjunction therewith, and the Administrative Agent may finish or complete manufacture of any work or goods in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein. The Administrative Agent, in the exercise of the rights granted herein, agrees to use reasonable efforts to maintain quality control over the use of the licensed Trademarks hereunder.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1. Account Verification. The Administrative Agent may at any time in any Grantor’s or an assumed name or, after and during the continuance of an Event of Default, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2. Authorization for Administrative Agent to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Section 7.1(d), (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that specifically permitted pursuant to Section 6.02 of the Credit Agreement), (vii) to contact Account Debtors for any reason in accordance with Section 6.1 hereof, (viii) upon the occurrence and during the continuance of an Event of Default, to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) upon the occurrence and during the continuance of an Event of Default, to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

verifications of Receivables, (x) upon the occurrence and during the continuance of an Event of Default, to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) upon the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables, (xii) upon the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) upon the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) upon the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any expense reasonably incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Lender Parties, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender Party to exercise any such powers. The Administrative Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.

6.3. Proxy. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 6.3, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF ANY OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY OF THE PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY LENDER PARTY, NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER

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GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1. Collection of Receivables.

(a) Within 90 days of the Effective Date (or such later date as the Administrative Agent may reasonably agree, in its sole discretion), each Grantor shall execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (each, a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Schedule 13 to the Perfection Certificate. After the Effective Date, each Grantor will comply with the terms of Section 7.1(c).

(b) Each Grantor shall direct all of its Account Debtors to forward payments directly to Deposit Accounts subject to Deposit Account Control Agreements. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Deposit Account subject to a Deposit Account Control Agreement after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor. If notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall promptly deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account.

(c) Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account or other Deposit Account, each Grantor shall (a) obtain the Administrative Agent’s consent in writing to the opening of such Collateral Deposit Account or other Deposit Account, and (b) cause each bank or financial institution in which it seeks to open (i) a Collateral Deposit Account or other Deposit Account having assets of at least $5,000,000, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Collateral Deposit Account or other Deposit Account. In the case of Deposit Accounts maintained with Lender Parties, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

(d) Application of Proceeds; Deficiency. During any period commencing when (i) Availability has been less than the Minimum Excess Availability Amount for five consecutive Business Days or (ii) an Event of Default has occurred and is continuing and ending on the date when no Event of Default is continuing and Availability has been greater than the Minimum Excess Availability Amount for at least 60 consecutive days, the Administrative Agent shall instruct each bank with which a Collateral Deposit Account is maintained to transfer available balances on deposit in such Collateral Deposit Accounts to an account of the Administrative Agent (a “Collection Account”) pending application in accordance with Section 2.10(b) of the Credit Agreement. The Administrative Agent shall require all other cash proceeds of the Collateral received during the continuance of an Event of Default, which are not required to be applied to the Obligations pursuant to Section 2.10(b) of the Credit Agreement, to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the

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Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. Any such proceeds of the Collateral shall be applied in the order set forth in Section 2.18 of the Credit Agreement unless a court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Secured Obligations (other than contingent obligations) have been satisfied, shall be returned by the Administrative Agent to the U.S. Borrower. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender Party to collect such deficiency.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Lender Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such Lender Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Administrative Agent’s and Lender Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Lender Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing

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internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent reasonably deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, upon and during the continuance of an Event of Default, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Administrative Agent or the Lender Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Secured Parties.

8.6. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Lender Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lender Parties required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lender Parties until the Secured Obligations have been paid in full.

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8.7. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.8. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.9. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Lender Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lender Parties, hereunder.

8.10. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Administrative Agent for any and all reasonable and documented out-of-pocket expenses and charges (including reasonable and documented attorneys’, auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the reasonable and documented expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

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8.12. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.13. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than contingent indemnification obligations) have been indefeasibly paid and performed in full (or with respect to any outstanding Letters of Credit, a cash deposit or at the discretion of the Administrative Agent, a back up standby Letter of Credit satisfactory to the Administrative Agent has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Lender Parties which would give rise to any Secured Obligations are outstanding.

8.14. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.15. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.16. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY OR ANY AFFILIATE OF THE AGENT OR ANY LENDER PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY, NEW YORK.

8.17. WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

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8.18. Indemnity. Each Grantor hereby agrees to indemnify the Administrative Agent and the Lender Parties, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender Party is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Lender Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Lender Parties or any Grantor, and any claim for patent, Trademark or Copyright infringement); provided that such indemnity shall not, as to any indemnitee, be available to the extent that such liabilities, damages, penalties, suits, costs, and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

8.19. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

8.20. Lien Absolute. All rights of the Administrative Agent hereunder, and all obligations of the Grantors hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d) the insolvency of any Person; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement; provided that notices to any Grantor shall be sent to such Grantor at its mailing address set forth in Schedule 2 to the Perfection Certificate.

9.2. Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lender Parties may change the address for service of notice upon it by a notice in writing to the other parties.

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ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lender Parties hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lender Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

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IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

LEVI STRAUSS & CO., as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Global Treasurer

LEVI’S ONLY STORES, INC., as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Treasurer

LEVI STRAUSS INTERNATIONAL, INC., as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Treasurer

LVC, LLC, as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Treasurer

LEVI’S ONLY STORES GEORGETOWN, LLC, as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Treasurer

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LEVI STRAUSS, U.S.A., LLC, as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Treasurer

LEVI STRAUSS-ARGENTINA, LLC, as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Treasurer

LEVI STRAUSS INTERNATIONAL, as Grantor

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Annaliese Fisher
Name:	Annaliese Fisher
Title:	Vice President

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EXHIBIT A

(See Sections 4.4 and 4.8 of Security Agreement)

AMENDMENT

This Amendment, dated         ,         is delivered pursuant to Section 4.4 of the Security Agreement referred to below. All initially capitalized terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Security Agreement are and continue to be true and correct. The undersigned further agrees that this Amendment may be attached to that certain U.S. Security Agreement, dated September 30, 2011, between the undersigned, as the Grantors, and JPMorgan Chase Bank, N.A., as the Administrative Agent (as amended or modified from time to time prior to the date hereof, the “Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in the Security Agreement.

By:
Name:
Title:

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EXHIBIT B

COLLATERAL ACCESS AGREEMENTS’ LOCATIONS

Collateral Access Agreements Schedule

Vendor Name	Services provided
Triangle International	Transload and Store Delivery
Performance Team	Transload and Store Delivery
Genco	Warehouse